Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2026, relating to the financial statements of Shoulder Innovations, Inc., appearing in the Annual Report on Form 10-K of Shoulder Innovations, Inc. for the year ended December 31, 2025.
/s/ Deloitte & Touche LLP
Grand Rapids, Michigan
March 10, 2026